Exhibit 10.3.2

FIRST AMENDMENT TO AGREEMENT
OF PURCHASE AND SALE

THIS FIRST AMENDMENT TO AGREEMENT OF PURCHASE AND SALE (this “Amendment”) is entered into this 15TH day of October, 2015, by and among T.A.G. ACQUISITIONS LTD. (“Purchaser”) and SBS HOLDINGS AT TALL PINES, LLC (“Seller”).

PRELIMINARY STATEMENT OF RECITALS

Purchaser and Seller have entered into that certain Agreement of Purchase and Sale dated as of September 25, 2015 (the “PSA”) for the purchase and sale of certain real property and all improvements thereon located at 3200 Cushman Circle, Atlanta, Fulton County, Georgia (the “Property”), wherein Purchaser is required to close the purchase of the Property on or before October 29, 2015.

Purchaser and Seller desire to amend the PSA to allow Purchaser the opportunity to close the purchase and sale of the Property in strict accordance with the terms set forth herein.

NOW THEREFORE, for and in consideration of the foregoing recitals and the mutual agreements herein contained, and other good and valuable consideration, the receipt, adequacy, and sufficiency of which are all hereby acknowledged, the parties hereto, intending to be legally bound hereby agree as follows:

1.           Definitions. All capitalized terms used herein shall have the meaning ascribed in the PSA unless otherwise defined in, amended by, or deleted pursuant to this Amendment.

2.           Additional Earnest Money. If, through no fault of Seller, Purchaser does not close the purchase of the Property on or before October 29, 2015 (the Closing Date specified in Section 9 of the PSA), Purchaser shall have the right to extend the Closing Date up to and including November 30, 2015, upon payment of Twenty-Five Thousand and No/100 Dollars ($25,000.00) as additional Earnest Money (the “Additional Deposit”) by wire transfer to Escrow Agent by no later than 2:00 p.m. local Atlanta, Georgia time on October 30, 2015. (Upon timely receipt by Escrow Agent, the Additional Deposit shall be part of the Deposit for all purposes of the PSA, except as otherwise expressly provided herein.) If the Additional Deposit is not received by Escrow Agent by the time required herein, Seller shall have the right to terminate the PSA by written notice to Purchaser and receive and retain the original Deposit, with the Additional Deposit being returned to Purchaser, whereupon neither party shall have any further obligations hereunder, except for those terms and conditions that by their express terms survive the termination hereof.

3.           Purchase Price Adjustment. If Purchaser timely and properly exercises its right to extend the Closing Date pursuant to Section 2 of this Amendment, the Purchase Price shall be increased by the sum of Seven Thousand Five Hundred and No/100 Dollars ($7,500.00) for each week (or portion thereof) after October 29, 2015, that passes before the purchase transaction contemplated by the PSA actually closes; provided, however, that anything to the contrary notwithstanding, the Closing Date shall not be extended beyond November 30, 2015. (For purposes of illustration only, if Purchaser timely and properly exercises its right to extend the Closing Date and thereafter closes the purchase of the Property on November 10, 2015 – i.e., 11 days after October 29, 2015, the Purchase Price shall be increased by $15,000.00.)

4.           Liens/Encumbrances. If, as of the Closing Date, there are liens or other encumbrances that remain of record as outstanding against the Property that can be resolved by the payment of money, then Purchaser and Seller shall enter into a written escrow agreement with terms reasonably acceptable to both parties, pursuant to which Escrow Agent shall withhold from the proceeds of the sale of the Property hereunder an amount sufficient to cover such items, with Seller having a ninety (90) day period within which to cause such items to be removed of record.

5.           Ratification. Except as expressly modified and amended hereby, the PSA shall be and remain in full force and effect and unchanged; as modified and amended hereby, the PSA is hereby ratified and confirmed.

6.           Exhibits Incorporated. Each exhibit attached to and/or referred to in the PSA or this Amendment is hereby incorporated by reference as though set forth in full where referred to herein.

7.           Counterparts. This Amendment may be signed in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one instrument.

8.           Captions; Governing Law. The captions contained in this Amendment are for convenience of reference only, and do not limit or enlarge the terms and conditions of this Amendment. This Amendment and the PSA, and the rights and obligations of the parties hereto and thereto, shall be interpreted, construed, and enforced in accordance with the laws of the State of Georgia.

9.           Entire Agreement; Modifications. The PSA, as modified by this Amendment, constitutes the entire agreement between Purchaser and Seller with respect to the subject matter contemplated hereunder.

10.           Authority. Each person signing this Amendment warrants and represents that he or she has the requisite authority and ability to enter into this Amendment and to bind the party on behalf of which such person is signing.

11.           Conflicts. In the event of any conflict between any of the terms of this Amendment and any of the terms of the PSA, the terms of this Amendment shall prevail and control.

[SIGNATURES ON FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives effective as of the day and year first above written.

PURCHASER:

T.A.G. ACQUISITIONS LTD.

By:	/s/ Cheskel Meisels

Name:

Title:

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives effective as of the day and year first above written.

SELLER:

SBS HOLDINGS AT TALL PINES, LLC

By:	/s/ Shmuel Wolf
Shmuel Wolf
Manager